UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Microsoft Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Additional Information Regarding 2025 Annual Shareholders Meeting

The following material is being filed with the Securities and Exchange Commission and posted on microsoft.com/investor on October 31, 2025.

On October 21, 2025, Microsoft Corporation filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with its 2025 Annual Shareholders Meeting to be held on December 5, 2025, at 8:30 a.m. Pacific Time (the “Annual Meeting”) at virtualshareholdermeeting.com/MSFT25.

Microsoft is supplementing the Proxy Statement solely to provide additional information in response to the Notice of Exempt Solicitation filed by a shareholder with the SEC on October 29, 2025 as it relates to matters pertaining to certain shareholder proposals.

The Notice of Exempt Solicitation states that Microsoft excluded two shareholder proposals submitted under Rule 14a-8 from the Proxy Statement while such proposals remained under review as part of the SEC no action process.

With respect to the first proposal, prior to shutting down a majority of its operations on October 1, 2025, the Staff of the SEC sent Microsoft a letter concurring that there was a basis for exclusion of the shareholder proposal in reliance on Rule 14a-8(b)(1)(i) and Rule 14a-8(f). Microsoft is furnishing a copy of the letter from the Staff dated September 30, 2025 as Annex A to this supplement.

As to the second proposal, Microsoft withdrew its pending no-action request on October 21, 2025 and is furnishing a copy of the withdrawal letter as Annex B to this supplement. As discussed in more detail in the withdrawal letter, the proponent did not provide a verifiable record of timely submission of the proposal. Microsoft’s no-action request was submitted to the SEC on a timely basis, at least 80 days prior to its anticipated mail date for the Proxy Statement. The SEC’s Division of Corporation Finance published guidance advising that it would not review or respond to such no action letters during a government shutdown. Given the factual circumstances of the late submission of the proposal, the SEC’s consistent concurring responses with respect to no action letters regarding similar procedural defects, the informal nature of the no-action process and the SEC’s limited operations during the government shutdown, Microsoft withdrew its no action request and subsequently excluded the proposal from its Proxy Statement.

Due to the government shutdown, neither the September 30, 2025 letter from the Staff to Microsoft nor the October 21, 2025 letter to the Staff regarding the withdrawal of the no-action request have been published on the SEC’s website. This supplement is provided to ensure that shareholders have the benefit of the relevant correspondence and the context for Microsoft’s actions with respect to these proposals.

Annex A

DIVISION OF CORPORATION FINANCE	UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

September 30, 2025

Keith Dolliver

Microsoft Corporation

Re:	Microsoft Corporation (the “Company”)

Incoming letter dated March 4, 2025

Dear Keith Dolliver:

This letter is in response to your correspondence concerning the shareholder proposal (the “Proposal”) submitted to the Company by Chris Mueller (the “Proponent”) for inclusion in the Company’s proxy materials for its upcoming annual meeting of security holders.

There appears to be some basis for your view that the Company may exclude the Proposal under Rule 14a-8(f) because the Proponent did not comply with Rule 14a- 8(b)(1)(i). Accordingly, we will not recommend enforcement action to the Commission if the Company omits the Proposal from its proxy materials in reliance on Rules 14a- 8(b)(1)(i) and 14a-8(f).

Copies of all of the correspondence on which this response is based will be made available on our website at https://www.sec.gov/corpfin/2024-2025-shareholder- proposals-no-action.

Sincerely,

Rule 14a-8 Review Team

cc:	Chris Mueller

Annex B

Perkins Coie LLP 1301 Second Avenue Suite 4200 Seattle, WA 98101	T. +1.206.359.8000 F. +1.206.359.9000 perkinscoie.com

October 21, 2025

VIA WEBSITE (www.sec.gov)

Office of Chief Counsel

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Shareholder Proposal Submitted by John Chevedden Pursuant to Rule 14a-8 Under the Securities Exchange Act of 1934, as Amended

Ladies and Gentlemen:

In a letter dated August 1, 2025 (the “No-Action Request Letter”), on behalf of our client, Microsoft Corporation (the “Company”), we requested that the staff (the “Staff”) of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”) concur that a shareholder proposal and statements in support thereof (collectively, the “Proposal”) submitted to the Company by John Chevedden (the “Proponent”) may be omitted from its proxy statement and form of proxy for its 2025 Annual Meeting of Shareholders (the “2025 Proxy Materials”).

The Company intends to file its 2025 Proxy Materials on October 21, 2025. The Commission is currently operating in a limited manner, and has indicated that the Staff will not issue no action letters during the government shutdown. As described in the No-Action Request Letter, the Proposal was not submitted to the Company in a timely fashion, the Company has no record of the Proponent’s purported earlier submission, and the Proponent has provided no verifiable record of submitting the Proposal on a timely basis. In light of these facts, the informal nature of the no-action response process, and the ongoing limited operations of the Commission due to the government shutdown, the Company intends to exclude the Proposal from its 2025 Proxy Materials based on the Staff’s concurrence with exclusion in similar circumstances where the Proposal was not timely submitted by the Proponent in compliance with Rule 14a-8(e)(2) and 14a-8(f)(1). As a result, we hereby withdraw the No-Action Request Letter.

Office of Chief Counsel

October 21, 2025

We would be happy to provide you with any additional information and answer any questions that you may have regarding this subject. Correspondence regarding this letter should be sent to AHandy@perkinscoie.com. If we can be of any further assistance in this matter, please do not hesitate to call me at (206) 359-3295.

Sincerely,

Allison Handy
Partner
Perkins Coie LLP

cc:	Michael Pressman, Assistant General Counsel

Microsoft Corporation

John Chevedden, Proponent